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                                  Exhibit 99.2


                                                                   NEWS RELEASE

Contact:   Dana C. McLendon, Jr.
           Senior Vice President - Chief Administration Officer
           (615) 309-2008

                   NEW AMERICAN HEALTHCARE CORPORATION REPORTS
                 A LETTER OF INTENT ON CROSBY MEMORIAL HOSPITAL

NASHVILLE, Tenn. (January 28, 2000) -- New American Healthcare Corporation (NYSE:NAH) has announced the execution of a letter of intent with respect to the sale of Lucius O. Crosby Memorial Hospital in Picayune, Mississippi to the Picayune Clinic, L.L.C., a Mississippi limited liability company. Pursuant to the letter of intent, Picayune Clinic would assume New American's obligations under a Lease Agreement dated October 29, 1998. The transaction is subject to the approval of Southern Regional Corporation, the successor to the former owner of the hospital. A definitive agreement is expected to be reached in the next thirty days.

Picayune Clinic, L.L.C. is comprised of physicians whose practice is centered in Picayune, Mississippi, and Slidell, Louisiana.

New American Healthcare Corporation was formed to capitalize on opportunities to be the principal provider of quality, cost-effective healthcare services in the non-urban communities which it targets. New American Healthcare owns nine acute care hospitals located in seven states with 955 licensed beds. For additional information about the Company, visit New American Healthcare's web site: http://www.nahc.net.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, exchange listing, liquidity and trading in the Company's common stock and other risk factors detailed in the Company's Securities and Exchange Commission filings.



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